EXHIBIT 99.1

For Immediate Release

For Information Contact:

Kenneth W. Sanders	Larry Wahl
Executive Vice President	Director, Investor Relations & Corp. Comm.
(954) 489-4000, ext. 7900	(954) 489-4000, ext. 7225

SportsLine.com, Inc. Reports First Quarter Operating Results

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Operating Loss Narrows; Revenue and EBITDA Loss Also Show Improvement

FORT LAUDERDALE, FL (April 27, 2004) – SportsLine.com, Inc. (NASDAQ:SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com), today announced its operating results for the quarter ended March 31, 2004. SportsLine.com’s net loss was reduced to $8.4 million, or $0.20 per basic and diluted share, an improvement of 14% compared to the net loss of $9.8 million, or $0.26 per basic and diluted share, in the first quarter of 2003.

The Company’s EBITDA loss from continuing operations (net loss from continuing operations excluding net interest and other income/expense, taxes, depreciation and amortization, equity consideration to Viacom and others and stock compensation expense) for the quarter was $1.67 million, a slight improvement over $1.75 million in the first quarter of 2003. Total revenue for the first quarter of 2004 was $12.3 million, compared with $12.0 million in the same quarter a year ago.

“We continue to make solid progress toward our goal of achieving positive cash flow for the full year,” said Michael Levy, founder and CEO of SportsLine.com, Inc. “I’m encouraged by the sales we’ve achieved for fantasy baseball, the steady performance of our media business and our ability to effectively manage costs.”

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SportsLine.com Reports Fourth Quarter 2003 Operating Results	Page 2

SportsLine.com, Inc.

Financial Highlights

(in thousands, except per-share data)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue	$12,349	$12,010

Loss from operations	$(8,664)	$(9,643)

Net loss	$(8,436)	$(9,826)

Basic and diluted loss per share before discontinued operations	$(0.20)	$(0.26)

Basic and diluted loss per share	$(0.20)	$(0.26)

Weighted average shares outstanding	42,385	37,177

EBITDA loss from continuing operations	$(1,672)	$(1,748)

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SportsLine.com Reports Fourth Quarter 2003 Operating Results	Page 3

Additional Financial Highlights

Revenue

•	Advertising and marketing services revenue from continuing operations showed a slight increase to $11.7 million in the first quarter of 2004, compared to $11.3 million in the same quarter of 2003.

•	Subscription and premium products revenue for the first quarter 2004 decreased 8% from the first quarter 2003. Excluding approximately $200,000 in revenue received in 2003 from the creation of games and contests for AOL, which did not exist in 2004, subscription and premium products revenue increased approximately 26% year over year.

•	The Company has generated approximately $3.0 million in fantasy baseball billings, which will be recognized as revenue primarily in the second and third quarters of 2004. This represents an increase of approximately 20% over the $2.5 million in fantasy baseball billings in 2003.

•	Revenue generated through joint sales efforts with CBS represented approximately 19% of the Company’s total advertising sales in the quarter ended March 31, 2004, compared to 18% in the same quarter a year ago.

Operating Expenses

•	Total operating expenses for the quarter ended March 31, 2004 were $16.8 million, down 6 % from $17.8 million for the same quarter in 2003, primarily due to the recent restructuring of the PGA TOUR agreement and the termination of the AOL agreement in 2003.

•	As of March 31, 2004, the Company’s total headcount was 262, compared with 261 at the end of March 2003, excluding employees of the discontinued operations.

Balance Sheet

•	As of March 31, 2004, the Company’s cash and cash equivalents, and marketable securities totaled approximately $25 million, compared to approximately $29 million at the end of December 2003. Please refer to the condensed consolidated balance sheets and consolidated statements of cash flows contained in this press release.

•	Capital expenditures for the quarter ended March 31, 2004 were approximately $320,000.

Recent Business Highlights

Fantasy Sports Continues Growth

•	Approximately 20,000 paid fantasy baseball leagues have been sold in 2004, representing approximately 200,000 owners. Total paid leagues and owners have increased approximately 15% over the totals for 2003.

•	The average price per unit for the Company’s fantasy baseball league management service increased to $123 in 2004, a 5% increase over the average price in 2003.

NCAA Tournament Streamed Live

•	The Company provided live Internet video and audio coverage of the 2004 NCAA Division I Men’s Basketball Championship on NCAAsports.com. “NCAA March Madness™ on Demand” featured all 56 games of the first and second rounds and regional semifinals, with the Web casts subject to blackouts of any game being broadcast by CBS Sports in the users’ local market. The product was promoted on CBS SportsLine.com and accessible through NCAAsports.com for $9.95 for the entire

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SportsLine.com Reports Fourth Quarter 2003 Operating Results	Page 4

package of available games. It marked the first time live streaming video coverage of a sports event by SportsLine.com featured commercials sold exclusively for online viewing. Sponsors included NCAA Official Corporate Champions Cingular, Coca-Cola and Pontiac as well as McDonald’s and Nintendo of America, Inc.

SuperBowl.com Sets Records

•	A record 2 million users logged on to SuperBowl.com on Super Bowl Sunday, February 1, compared to 1.8 million the year before. A record 440,000 votes were cast online for the game’s MVP, an increase of 66% from the 265,000 votes cast in 2003. This was the fourth consecutive year SportsLine.com produced SuperBowl.com in conjunction with the NFL.

Audience Usage Continues Strong

•	The SportsLine.com network of Web sites exceeded 10 million unique visitors in each of the three months of the quarter. This marks the first time all three months in the first quarter of the year exceeded that mark. Unique visitors grew 45% from February 2003 to 10.7 million in February 2004. Unique visitors grew 14% from March 2003 to 12.1 million in March 2004, while the 12.8 million unique visitors in January 2004 decreased 6% from January 2003. Contributing to the slight January decline and large February increase was the shift of the Super Bowl from the last Sunday of January in 2003 to the first Sunday in February 2004.

Business Outlook

The following business outlook section, as well as other forward looking statements in this press release, is based on current expectations as of today only. Due to economic and advertising market variables, and changes in consumer acceptance and other variables related to the Company’s subscription products, including the introduction of additional competing subscription products in the marketplace, among other factors, there can be no assurance that the Company will achieve the stated outlook. SportsLine.com makes these statements as of today and undertakes no obligation to update these statements. While it is currently expected that these business outlook statements will not be updated prior to the release of SportsLine.com’s 2004 second quarter earnings announcement, the Company reserves the right to update the outlook for any reason during the quarter, including the occurrence of material events.

Consistent with previous guidance, the Company expects full year revenue growth for 2004 to be in the 12-18% range, although some quarters may exceed the range and others may be below the range due to seasonal fluctuations. The Company is expecting to reduce its net loss for the full year 2004 by 20-30%. Most of the projected revenue growth and the reduction in net loss are expected to occur in the second half of the year, consistent with prior years’ results.

The Company is also projecting positive EBITDA from continuing operations for the full year 2004, with EBITDA losses in the first half of the year and positive EBITDA during the second half of the year.

About SportsLine.com, Inc.

SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGA TOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, providing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise.

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SportsLine.com Reports Fourth Quarter 2003 Operating Results	Page 5

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine.com’s actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, dependence on advertising revenues, which are difficult to forecast, the growth rate of the Internet, constantly changing technology and market acceptance of the company’s products and services. In addition to these risks, the Company’s business and results of operations may be materially adversely affected by the outcome of the pending class action securities litigation. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine.com’s Securities and Exchange Commission filings, including those discussed under the caption “Risk Factors That May Affect Future Results” in SportsLine.com’s latest Annual Report on Form 10-K. SportsLine.com undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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SportsLine.com Reports Fourth Quarter 2003 Operating Results	Page 6

SportsLine.com, Inc.

Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue:
Advertising and marketing services	$11,667	$11,268
Subscription and premium products	682	742

Total revenue	12,349	12,010
Cost of revenue	4,223	3,813

Gross profit	8,126	8,197

Operating expenses:
Sales and marketing:
Equity consideration to Viacom for promotion	5,571	5,571
Other	4,835	5,527
General and administrative	5,655	5,361
Depreciation and amortization	729	1,381

Total operating expenses	16,790	17,840

Loss from operations	(8,664)	(9,643)
Net interest and other income (expense)	228	(129)

Loss from continuing operations	(8,436)	(9,772)
Loss from discontinued operations	—	(54)

Net loss	$(8,436)	$(9,826)

Basic and diluted loss per share before discontinued operations	$(0.20)	$(0.26)
Loss per share from discontinued operations	—	—

Basic and diluted loss per share	$(0.20)	$(0.26)

Basic and diluted weighted average shares outstanding	42,385	37,177

EBITDA loss from continuing operations	$(1,672)	$(1,748)

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SportsLine.com Reports Fourth Quarter 2003 Operating Results	Page 7

Supplemental Financial Data (unaudited)

In order to fully assess the Company’s financial operating results, management believes that EBITDA from continuing operations is an appropriate non-GAAP financial measure of evaluating the operating and liquidity performance of the Company, because it reflects the resources available for operating funds and strategic opportunities, including, among others, to invest in the business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. However, EBITDA from continuing operations should be considered in addition to, not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

(in thousands)	Three Months Ended March 31,
	2004	2003
EBITDA loss reconciliation:
Net loss	$(8,436)	$(9,826)
Equity consideration to Viacom and others	5,807	5,949
Depreciation and amortization	729	1,381
Stock compensation expense	456	565
Loss from discontinued operations	—	54
Net interest and other (income) expense	(228)	129

EBITDA loss from continuing operations	$(1,672)	$(1,748)

Supplemental financial data related to gaming information operations, which the Company sold in 2003, is reflected as discontinued operations in the Company’s consolidated statements of operations for the three months ended March 31, 2003:

(in thousands)
Advertising and marketing services revenue	$150
Subscription and premium products revenue	546
Cost of revenue	(588)
Sales and marketing expense	(75)
General and administrative expense	(81)
Depreciation and amortization	(7)
Interest income, net	1

Loss from discontinued operations	$(54)

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SportsLine.com Reports Fourth Quarter 2003 Operating Results	Page 8

SportsLine.com, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(8,436)	$(9,826)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	729	1,387
Equity consideration to Viacom and others	5,807	5,949
Stock compensation expense	456	565
Other	(49)	(295)
Changes in assets and liabilities:
Accounts receivable	981	(2,017)
Prepaid expenses and other assets	(720)	(1,716)
Accounts payable	(323)	(222)
Accrued expenses	(4,022)	802
Deferred revenue	1,901	1,120

Net cash used in operating activities	(3,676)	(4,253)

Cash flows from investing activities:
Purchases of available-for-sale securities	(2,587)	(1,275)
Sales of available-for-sale securities	9,952	6,067
Purchases of held-to-maturity securities	—	(2,243)
Maturities of held-to-maturity securities	1,000	4,885
Purchase of property and equipment	(319)	(305)

Net cash provided by investing activities	8,046	7,129

Cash flows from financing activities:
Proceeds from exercise of employee options	15	3
Repurchase of common stock	—	(246)

Net cash provided by (used in) financing activities	15	(243)

Net increase in cash and cash equivalents	4,385	2,633

Cash and cash equivalents, beginning of period	2,485	17,383

Cash and cash equivalents, end of period	$6,870	$20,016

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SportsLine.com Reports Fourth Quarter 2003 Operating Results	Page 9

SportsLine.com, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets:
Cash and cash equivalents	$6,870	$2,485
Short-term marketable securities	16,258	16,943
Receivables, prepaids and other current assets	15,929	15,989

Total current assets	39,057	35,417
Non-current marketable securities	1,385	9,134
Property and equipment, net	5,232	5,563
Deferred advertising and content-CBS	6,286	6,857
Other assets	2,214	2,435
Goodwill	16,194	16,194

	$70,368	$75,600

Liabilities and Shareholders’ Equity:
Current liabilities	$17,591	$19,508
Long-term convertible notes	16,661	16,661
Other long-term liabilities	20,497	15,833
Shareholders’ equity	15,619	23,598

	$70,368	$75,600

Supplemental schedule of cash and marketable securities

(in thousands)

	March 31, 2003	December 31, 2003
	(unaudited)
Cash and cash equivalents	$6,870	$2,485
Short-term marketable securities	16,258	16,943
Non-current marketable securities	1,385	9,134

	$24,513	$28,562

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